Exhibit 99.1

Viad Corp Announces 2008 First Quarter Results

Income from Continuing Operations of $0.81 per Share

PHOENIX--(BUSINESS WIRE)--Viad Corp (NYSE:VVI) today announced first quarter 2008 revenue of $335.4 million, segment operating income of $28.6 million, and income from continuing operations of $16.7 million, or $0.81 per diluted share. This compares to 2007 first quarter income from continuing operations of $14.1 million, or $0.66 per share, and is in line with the company’s prior guidance of $0.75 to $0.86 per share.

Paul B. Dykstra, president and chief executive officer, said, “Overall, we had a solid first quarter. Income from continuing operations per share increased 22.7 percent from the 2007 first quarter on revenue growth of 18.2 percent. This growth was driven by positive show rotation at GES and strong revenue growth at Exhibitgroup/Giltspur. Additionally, a slightly lower effective tax rate and the absence of restructuring charges in the 2008 quarter, versus an after-tax restructuring charge of $737,000 in the 2007 quarter, substantially offset the expected first quarter loss at Becker Group.”

First Quarter 2008 Financial Highlights

Highlights of the 2008 first quarter, compared to first quarter 2007 results, are presented below.

	Q1 2008	Q1 2007	Change
	($ in millions)
Revenue	$335.4	$283.7	18.2%
Segment operating income	$28.6	$25.1	13.8%
Operating margins (Note A)	8.5%	8.9%	-40 bps
Income from continuing operations	$16.7	$14.1	19.2%
Net income (Note B)	$16.7	$14.0	20.0%
Adjusted EBITDA (Note C)	$34.0	$28.6	18.8%
Cash flow from operations	$(22.8)	$0.7	(a)
Free cash outflow (Note C)	$(35.6)	$(11.4)	(a)

(a) Change is greater than +/- 100 percent.

(A) For operating margins, the change from the prior year period is presented in basis points.

(B) Net income includes a loss from discontinued operations of $94,000 in 2007, primarily relating to the resolution of tax and other matters associated with previously sold operations.

(C) Adjusted EBITDA is defined by Viad as net income before interest expense, income taxes, depreciation and amortization, impairment losses/recoveries, changes in accounting principles and the effects of discontinued operations. Free cash flow is defined by Viad as net cash provided by operating activities minus capital expenditures and dividends. Income before other items, adjusted EBITDA and free cash flow are supplemental to results presented under accounting principles generally accepted in the United States of America (GAAP) and may not be comparable to similarly titled measures presented by other companies.

These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Free cash flow is also used by management to assess the company's ability to service debt, fund capital expenditures and finance growth. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP. See Table Two for reconciliations of net income to Adjusted EBITDA, and of net cash provided by operating activities to free cash flow.

At the end of the first quarter 2008:

  Cash and cash equivalents were $108.5 million.
  Debt totaled $14.0 million, with a debt-to-capital ratio of 2.8 percent.

Also relating to the first quarter 2008:

  Viad completed the acquisition of The Becker Group, Ltd. (Becker Group) for $24.3 million in cash on January 4, 2008. Results of Becker Group will be reported in Viad’s Experiential Marketing Services segment, along with results of Viad’s Exhibitgroup/Giltspur business unit.
  Free cash flow was an outflow of $35.6 million, as compared to an outflow of $11.4 million in the 2007 quarter. This change was due primarily to fluctuations in working capital.

GES Exposition Services (GES)

For the first quarter of 2008, GES revenue was $285.7 million, up $40.8 million from $244.9 million in the first quarter of 2007. First quarter segment operating income was $35.8 million, up $3.6 million from $32.2 million in 2007. Growth was driven primarily by positive show rotation of $18 million in revenue, an additional month of revenue from Melville (acquired February 1, 2007), continued growth in exhibitor discretionary revenue, and new business.

Dykstra said, “GES had a record quarter with revenue growth of 16.7 percent and operating income growth of 11.3 percent versus the 2007 first quarter. While we are happy to have realized this tremendous growth, operating income fell slightly short of our prior guidance. This shortfall was due mainly to a handful of shows, including a major retail show that shifted dates outside the normal buying season, causing a decline in exhibitor participation for this occurrence of the event.”

Experiential Marketing Services

Viad’s Experiential Marketing Services segment is comprised of two business units: Exhibitgroup/Giltspur and Becker Group (acquired January 4, 2008). First quarter 2008 revenue for this segment increased $9.6 million or 27.9 percent to $43.9 million (including $1.2 million of revenue from the acquisition of Becker Group), as compared to 2007 first quarter revenue of $34.3 million. Segment operating results improved by $554,000 to a loss of $4.1 million (including a loss of $2.1 million from Becker Group), as compared to a loss of $4.7 million in the 2007 first quarter. On an organic basis (excluding the Becker Group acquisition), segment revenue increased 24.4 percent to $42.7 million as compared to the 2007 first quarter and segment operating results improved by $2.7 million to a loss of $2.0 million.

Dykstra said, “Overall, results for this segment were in line with our prior guidance. Exhibitgroup/Giltspur exceeded our prior guidance with an especially strong quarter, driven by revenue from new clients and growth in international revenues. We continue to be encouraged by the progress Exhibitgroup/Giltspur is making to restore this business to profitability. At Becker Group, first quarter results fell slightly short of our prior guidance due to the timing of various projects that were deferred to later quarters. Our full year outlook for Becker Group remains unchanged. Due to seasonality of the business, we expect Becker Group to generate losses in the first three quarters with a substantial profit in the fourth quarter.”

Travel and Recreation Services

Travel and Recreation Services segment revenue for the 2008 first quarter was $5.9 million, as compared to $4.5 million in the first quarter of 2007. First quarter segment operating loss was $3.1 million, as compared to a loss of $2.4 million in the 2007 first quarter.

Dykstra said, “Due to its seasonal nature, the Travel and Recreation Services segment generates less than 10 percent of its full year revenues during the first quarter. Our main focus during this time is on preparing for the busy summer season and controlling costs. We look forward to this segment’s positive contributions to operating income during the second and third quarters.”

2008 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual operating results. Those factors are identified in the safe harbor language at the end of this press release.

Full Year 2008

Viad’s guidance for 2008 full year income remains unchanged at $2.17 to $2.32 per diluted share. This compares to 2007 income before other items of $1.88 per share. The guidance range for 2008 assumes an effective tax rate of approximately 38 percent, as compared to the 2007 effective tax rate on income before other items of 35.9 percent.

Full year revenue is expected to increase at a low double-digit rate and operating income is expected to increase by 18 percent to 26 percent, as compared to 2007 revenue of $1.0 billion and operating income of $68.7 million.

Show rotation is expected to positively impact full year revenues by about $50 million. In the first quarter, show rotation positively impacted revenues by $18 million at GES. In the second quarter, show rotation is expected to negatively impact revenues by $13 million at Exhibitgroup/Giltspur and about $5 million at GES. In the third quarter, show rotation is expected to positively impact revenues by about $10 million at Exhibitgroup/Giltspur and about $45 million at GES. In the fourth quarter, show rotation is expected to negatively impact revenues at GES by about $10 million.

Additional full year 2008 guidance is as follows:

  GES – Revenue is expected to increase at a low double digit rate from $746.7 million in 2007, driven by positive show rotation revenue of about $50 million and continued same show growth. Operating income is expected to increase by 14 percent to 18 percent from $50.8 million in 2007.
  Experiential Marketing Services – On an organic basis (excluding the acquisition of Becker Group), revenue is expected to increase at a single-digit rate from 2007 revenue of $172.7 million and operating results are expected to be in the range of a loss of $2.0 million to breakeven, as compared to a loss of $4.8 million in 2007. Revenue from the Becker Group acquisition is expected to be in the range of $32 million to $36 million with operating income in the range of $1.5 million to $3.0 million, or $3.4 million to $4.9 million excluding the non-cash amortization of acquired intangible assets. Due to the seasonal nature of Becker Group’s business, it is expected to generate operating losses during the first three quarters of the year with a substantial profit in the fourth quarter.
  Travel and Recreation Services – Revenue is expected to increase at a single-digit rate from 2007 revenue of $84.2 million. Operating margins are expected to be comparable to 2007 operating margins of 27 percent.

Second Quarter 2008

For the second quarter, Viad’s income per diluted share is expected to be in the range of $0.37 to $0.48. This compares to income before other items of $0.87 per share in the 2007 second quarter. Revenue is expected to be in the range of $255 million to $275 million as compared to the 2007 amount of $275.7 million. Segment operating income is expected to be in the range of $14.5 million to $18.5 million, as compared to $31.1 million in the 2007 second quarter. Second quarter results are expected to be impacted by negative show rotation revenue of about $18 million and operating losses at Becker Group. Additionally, results in the 2007 second quarter included income of $3.9 million from the settlement of a contract dispute.

Implicit within this guidance, are the following segment revenue and operating income expectations.

	Segment Revenue			Segment Operating Income (Loss)
	low-end		high-end	low-end		high-end
	($ in millions)

GES	$180.0	to	$195.0	$12.0	to	$14.0
Experiential Marketing Services(a)	$53.3	to	$59.0	$(2.0)	to	$-
Travel & Recreation	$22.0	to	$24.0	$4.0	to	$5.0

(a) Revenue range reflects $53.0 million to $58.0 million at Exhibitgroup/Giltspur and $300,000 to $1.0 million at Becker Group. Operating income range reflects income of $2.0 million to $3.0 million at Exhibitgroup/Giltspur and a loss of $3.0 million to $4.0 million at Becker Group.

Dykstra said, “Our strong growth during the first quarter got us off to a good start for 2008 and we continue to expect to deliver substantial growth in earnings this year despite the challenging economic environment. While we did experience some weakness in certain industry trade shows during the quarter, other shows performed well, including the International Consumer Electronics Show and CONEXPO-CON/AGG and IFPE, which will be the two largest trade shows in the U.S. this year. We are keeping a close eye on the health of the shows that we will service later this year, but we remain bullish on our outlook for 2008. GES will benefit from significant positive show rotation and the implementation of cost reduction efforts. Additionally, Exhibitgroup/Giltspur continues to make great progress with its turnaround efforts, realizing very strong revenue growth this quarter.”

Dykstra added, “Exhibitgroup/Giltspur and GES are both working with Becker Group to assist with construction, logistics, storage and installation, and dismantling of its exhibits and environments, including the new entertainment-based, educational touring exhibit, ‘The Chronicles of Narnia: The Exhibition,’ which will premier this summer. We are also expecting another year of strong results at both Brewster and Glacier Park. And our balance sheet remains strong, enabling us to pursue strategic acquisitions, invest in our existing businesses and return capital to our shareholders. We remain committed to driving growth and enhancing shareholder value.”

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of first quarter 2008 results on Friday, April 25, 2008 at 9 a.m. (ET). To join the live conference call (800) 857-5472, passcode “Viad” or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (800) 944-6998 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

Viad is an S&P SmallCap 600 company. Major operating companies include GES Exposition Services, Exhibitgroup/Giltspur, Becker Group, Brewster Inc. and Glacier Park, Inc. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

VIAD CORP AND SUBSIDIARIES TABLE ONE - QUARTERLY RESULTS (UNAUDITED)

	Three months ended March 31,
(000 omitted, except per share data)	2008	2007	%

Revenues (Note A)	$335,445	$283,689	18.2%

Segment operating income (Note A)	$28,580	$25,118	13.8%
Corporate activities	(2,434)	(2,309)	-5.4%
Restructuring charge (Note B)	-	(1,210)	(a)
Net interest income	637	1,323	-51.9%
Income before income taxes and minority interest	26,783	22,922	16.8%
Income tax expense	(10,190)	(8,929)	-14.1%
Minority interest	152	57	(a)
Income from continuing operations	16,745	14,050	19.2%
Loss from discontinued operations (Note C)	-	(94)	(a)
Net income	$16,745	$13,956	20.0%

Diluted income per common share:
Income from continuing operations	$0.81	$0.66	22.7%
Loss from discontinued operations	-	-	(a)
Net income per share	$0.81	$0.66	22.7%

Basic income per common share:
Income from continuing operations	$0.83	$0.68	22.1%
Loss from discontinued operations	-	-	(a)
Net income per share	$0.83	$0.68	22.1%

Common shares treated as outstanding for
income per share calculations:

Average outstanding shares	20,196	20,651	-2.2%

Average outstanding and potentially
dilutive shares	20,612	21,128	-2.4%

(a) Change is greater than +/- 100 percent.

VIAD CORP AND SUBSIDIARIES TABLE ONE - NOTES TO QUARTERLY RESULTS (UNAUDITED)

(A) Reportable Segments
		Three months ended March 31,
	(000 omitted)	2008	2007	%

	Revenues:
	GES Exposition Services	$285,675	$244,885	16.7%
	Experiential Marketing Services	43,918	34,342	27.9%
	Travel and Recreation Services	5,852	4,462	31.2%
		$335,445	$283,689	18.2%

	Segment operating income (loss):
	GES Exposition Services	$35,848	$32,206	11.3%
	Experiential Marketing Services	(4,121)	(4,675)	11.9%
	Travel and Recreation Services	(3,147)	(2,413)	-30.4%
		$28,580	$25,118	13.8%

(B)

Restructuring Charge — In the first quarter of 2007, Viad recorded a restructuring charge of $1.2 million ($737,000 after-tax) related to severance costs associated with an organizational realignment at Exhibitgroup/Giltspur.

(C)	Loss from Discontinued Operations — In the first quarter of 2007, Viad recorded a loss from discontinued operations of $94,000 primarily relating to the resolution of tax and other matters related to previously sold operations.

VIAD CORP AND SUBSIDIARIES TABLE TWO - ADJUSTED EBITDA AND FREE CASH FLOW (UNAUDITED)

	Three months ended March 31,
(000 omitted)	2008	2007	%

Adjusted EBITDA:
Net income	$16,745	$13,956	20.0%
Loss from discontinued operations	-	94	(a)
Income from continuing operations	16,745	14,050	19.2%
Interest expense	463	466	0.6%
Income tax expense	10,190	8,929	-14.1%
Depreciation and amortization	6,628	5,196	-27.6%
Adjusted EBITDA	$34,026	$28,641	18.8%

	Three months ended March 31,
(000 omitted)	2008	2007	%

Free Cash Flow:
Net cash provided by (used in) operating activities	$(22,769)	$685	(a)
Less:
Capital expenditures	(12,043)	(11,263)	-6.9%
Dividends paid	(828)	(840)	1.4%
Free cash outflow	$(35,640)	$(11,418)	(a)

(a) Change is greater than +/- 100 percent.

CONTACT:
Viad Corp
Investor Relations
Carrie Long, 602-207-2681
clong@viad.com